Exhibit 99.1

GrowGeneration Enters Massachusetts’ Thriving Cannabis Market
with Acquisition of Aquarius Hydroponics

Massachusetts Becomes GrowGen’s 12th State with Retail Locations

DENVER, March 17, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen”or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Aquarius Hydroponics, an indoor-outdoor garden supply center specializing in hydroponics systems, lighting and nutrients. Aquarius Hydroponics is one of the largest hydroponics retailer in New England, with annual revenues approaching $5 million. With the acquisition of Aquarius Hydroponics, GrowGen’s portfolio of hydroponic garden centers now includes 52 stores across 12 states.

“The Aquarius Hydroponics acquisition is a testament to our continued investment in best-in-class hydroponic suppliers in emerging adult-use markets across the U.S.,” said Darren Lampert, GrowGen’s CEO. “Importantly, it represents our entry into Massachusetts’ cannabis market, which is projected to become a $1 billion industry in 2021.”

Founded in 2013, Aquarius Hydroponics carries both indoor and outdoor garden supplies at its 14,600-square-foot retail location in Agawam, Massachusetts. As part of the transaction, Aquarius Hydroponics’ team of 10 employees will join GrowGen’s team of over 500 grow professionals. Owner Mark Hynes also will stay on in a technical support position.

“Aquarius Hydroponics has long been proud to serve growers in Western Massachusetts with our comprehensive catalog of indoor-outdoor growing supplies. Joining forces with GrowGeneration, the nation’s clear leader in hydroponics retail, allows us to leverage our combined decades of cultivation experience to meet the growing demands of Massachusetts’ flourishing legal cannabis industry,” said Aquarius Hydroponics founder John Eaton.

The Aquarius Hydroponics acquisition is GrowGen’s seventh this year and follows yet another quarter of record earnings. In January, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGen, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 52 stores, which include 8 locations in Colorado, 18 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine, 1 location in Massachusetts, 1 location in Rhode Island and 1 location in Florida. GrowGen also operates an online superstore for retail and craft growers at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration

415-309-0230
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

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